Exhibit 1

JOINT FILING AGREEMENT, dated as of the November 21, 2019, between Cove Street Capital LLC and Jeffrey Bronchick (collectively, the "Joint Filers").

WHEREAS, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the parties hereto desire to satisfy any filing obligation under Section 13(d) of the Exchange Act by a single joint filing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Joint Filers hereby agree and represent as follows:

1. Schedule 13D with respect to the Common Stock, $0.01 par value per share of GP Strategies Corporation, Inc. (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Joint Filers.

2. Each of the Joint Filers is responsible for the timely filing of Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, provided that each such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Cove Street Capital, LLC

By: /s/ Merihan Tynan
Chief Compliance Officer

/s/ Jeffrey Bronchick
Jeffrey Bronchick